EXHIBIT 99.1

DELTA PETROLEUM CORPORATION
Roger A. Parker, President, CEO and Chairman
Kevin K. Nanke, CFO
Dave Donegan, VP Corporate Communications
370 17th Street, Suite 4300
Denver, Colorado 80202

For Immediate Release
---------------------

                  DELTA PETROLEUM CORPORATION ANNOUNCES 198%
         INCREASE IN FY2005 NET INCOME ON REVENUE OF $94.7 MILLION

                  PROVED RESERVES INCREASE 34% TO 224.3 BCFE

                COMPANY ANNOUNCES TRANSACTIONS IN COLUMBIA RIVER
                   BASIN, PICEANCE BASIN AND WIND RIVER BASIN

     DENVER, Colorado (September 13, 2005) -- Delta Petroleum Corporation (NASDAQ: DPTR); (FRANKFURT STOCK EXCHANGE: DPE), an independent energy exploration and development company, today reported its operating results for the quarter and fiscal year ended June 30, 2005.

     For the three months ended June 30, 2005, total revenue from continuing operations increased 143% to $28.3 million, versus $11.7 million in the fourth quarter of the previous fiscal year. Net income rose to $1.4 million in the fourth quarter of FY2005, versus $586,000 in the corresponding period of the previous fiscal year. Production from continuing operations in the fourth quarter of FY2005 rose 89% to 3.9 Bcfe compared with 2.0 Bcfe in the quarter ended June 30, 2005. During the quarter, we anticipated collecting an additional .2 Bcfe relating to a under balanced gas position that was recorded in July. Average prices realized for the quarter ended June 30, 2005 approximated $50.57 per barrel for onshore oil production, $38.55 per barrel for offshore oil production and $6.01 per Mcfe for natural gas production.
The Company experienced certain increases in expenses during the fourth quarter of FY2005 that were primarily related to increases in depreciation, depletion and amortization ("DD&A") and exploration expense. In the Gulf Coast region, the acquisition of certain properties, the timing of related expenditures and reserve reductions primarily relating to our South Angleton field caused the depletion rate per Mcfe to increase for the period. In addition, the Company incurred higher than normal seismic expense primarily related to a 50-square mile 3-D shoot also in the Gulf Coast region.

     For the fiscal year ended June 30, 2005, total revenue from continuing operations increased 161% to $94.7 million, compared with $36.4 million in the previous fiscal year. Net income rose 198% to $15.1 million, or $.36 per diluted share, versus net income of $5.1 million, or $0.17 per diluted share, in FY2004. EBITDAX (see reconciliation table at the end of this release) increased 144% to $52.7 million in FY2005, compared with $21.6 million in the previous fiscal year. Total proved reserves approximated 224.3 billion cubic feet equivalents (Bcfe) as of June 30, 2005, which represents a 34% increase when compared with 167.7 Bcfe as of June 30, 2004. The increase in reserves was due to acquisitions and increased drilling activity during the most recent fiscal year.

     The increases in revenue and net income for the year ended June 30, 2005 were primarily due to a 91% increase in production from continuing operations and higher oil and natural gas prices. Production from continuing operations in FY2005 reached 13.8 Bcfe compared with total production from continuing operations of 7.2 Bcfe for the fiscal year ended June 30, 2004. Production increases reflect acquisitions and drilling development activities. Comparing the prices that the Company received for oil and gas for the year ended June 30, 2005 versus the prior year, the average realized price for onshore oil production increased 42% to $47.05 per barrel (Bbl), the average realized price for offshore oil production increased 51% to $33.37 per Bbl and the average realized price received for natural gas production increased 10% to $5.79 per Mcfe (thousand cubic feet equivalent).

FY2005 HIGHLIGHTS

    *  Acquired approximately $70 million in producing properties
    *  Divested approximately $20 million in non-core producing properties
    * Acquired DHS Drilling Company which as of September has 10 rigs with depth ratings from 7,500 - 20,000 feet
    * Acquired 280,284 acres of additional undeveloped leaseholds in various core areas plus 30,000 acres of leasehold option acreage surrounding the Newton Field
    * Completed a $150 million Senior Unsecured Note offering providing liquidity to significantly increase drilling capital expenditures
    * Increased drilling capital expenditures almost 170% to approximately $100 million

"Fiscal 2005 was a year in which Delta significantly expanded revenues, earnings, production, proved reserves, and the breadth and depth of its oil and gas property portfolio," noted Roger Parker, Chief Executive Officer of Delta Petroleum Corporation. "We also regained a measure of control over our ability to drill wells on schedule, despite a very 'tight' rig environment, by acquiring DHS Drilling Company in April 2005."

"While we continued to experience some 'growing pains' related to the rapid expansion in the Company's activities, management believes Delta is well-positioned to achieve its strategic goals for the current and future years," continued Parker.

OPERATIONS UPDATE

     Production and Drilling Activity
     --------------------------------

     Since the Company's last operations update on July 25, 2005, Delta has completed or recompleted 7 wells. Those wells experienced an aggregate net initial production rate of 2.98 Mmcfe per day and are currently producing at an aggregate net rate of 3.48 Mmcfe per day as of September 1, 2005. The Company currently has 3 wells cased and waiting on completion.

     In the Howard Ranch development project DHS Drilling Company Rig #1 is currently drilling at a depth of 15,900 feet on the Diamond State #36-13 and is expected to reach total depth within the next 30 days. Completion activity on the principal Lance sands in the Diamond State #36-31 is expected to start on September 16, 2005. Gas lift is being installed on the West Madden #6-27 well, which should resume production shortly. Delta recently started drilling the Gates Butte Unit #10-17 well with DHS Drilling Company Rig #7 and expects to reach total depth by mid-November (see the discussion below regarding the Howard Ranch area farmout transaction).

     In the Piceance Basin DHS Drilling Company Rig #5 recently reached total depth on the Vega 34-14. The rig is now moving to drill the Vega # 10-23 and is expected to continuously drill in the unit for the foreseeable future.

     In the Newton Field, since the July 25, 2005 update, 3 additional wells have been drilled and completed. Total field production is now 10.4 Mcfe per day. The Company is currently drilling the Burns #6.

     In Washington County, Colorado Delta is currently permitting several locations and plan to begin drilling within 30 days.

SIGNIFICANT EVENTS SUBSEQUENT TO JUNE 30, 2005

     On September 7, 2005 the Company entered into an agreement with Savant Resources, LLC ("Savant") to purchase an undivided 50% working interest in approximately 145,000 net undeveloped acres in the Columbia River Basin in Washington and to purchase an interest in an entity that owns undeveloped acreage in the Piceance Basin in Colorado for an aggregate purchase price of $85 million (to close on or before September 30, 2005).

     The majority of the acreage that Delta has agreed to acquire in the Columbia River Basin will consolidate its current leasehold position, and subsequent to the acquisition Delta expects to own a 100% working interest in approximately 350,000 net acres. The consummation of this acquisition will result in Delta having control of several large geologic structures that will be the focus of later drilling activity.

     In the Piceance Basin the Company has agreed to acquire Savant's 25% non-operated interest in an entity that owns approximately 6,314 gross acres located northwest of the Grand Valley Field targeting Mesaverde Williams Fork sands similar to those under development in the Vega Unit. This region is being extensively developed by numerous operators and the project interest that the Company is acquiring is in the initial stages of what will be a long term development program.

     On August 19, 2005 Delta entered into a farmout and option agreement with another operator in the area of the Company's Howard Ranch development project in the Wind River Basin of Wyoming. The agreement calls for the Company, as farmee, to fund 80% of the drilling of an initial test well in order to earn 50% of the well and 50% of the farmor's acreage in a five section area (3,200 gross acres), plus 30% of the farmor's acreage in an additional four sections. In addition, the Company has the option within one year to drill a well on the second four-section block. By paying 62.5% of the drilling and completion cost of the well on the second block the Company will earn a total of 50% working interest across all of the lands which are subject to the agreement. Total acreage that can be earned under this agreement approximates 2,220 net acres. On August 31, 2005 DHS Drilling Company Rig #7 began drilling the Gates Butte Unit 10-17 test well.

     On September 2, 2005 the Company closed on its previously announced sale of the Deerlick Creek Field in Tuscaloosa County, AL. The property was sold for $30 million (subject to adjustments) with an effective date of July 1, 2005. The properties were producing approximately 2.8 net Mmcfe per day at the time of the sale.

     The Company has identified several additional non-core properties that may be sold through the Oil and Gas Asset Clearinghouse
(www.ogclearinghouse.com).  These properties currently produce approximately
2.9 Mmcfe per day in the aggregate.

     Delta will host an investor conference call on Wednesday September 14, 2005 at 10:00 a.m. EDT. Shareholders and other interested parties may participate in the conference call by dialing 888-889-5345 or for international/local participants by dialing 973-935-8516, ID Code 6485021, a few minutes before the call is scheduled to begin. The call will be archived through December 14, 2005 at:

     http://phx.corporate-ir.net/playerlink.zhtml?c=117007&s=wm&e=1126077

The archive can also be accessed through the Company's website www.deltapetro.com.

     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company's core areas of operations are the Gulf Coast and Rocky Mountain Regions, which comprise the majority of its proved reserves, production and long term growth prospects. Its common stock is traded on NASDAQ under the symbol "DPTR" and on the Frankfurt Stock Exchange under the symbol "DPE."

Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns effecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. Please refer to the Company's Securities and Exchange Commission filings for additional information.

        For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com
                                      OR
           RJ Falkner & Company, Inc., Investor Relations Counsel at
               (800) 377-9893 or via email at info@rjfalkner.com

                     SOURCE:  Delta Petroleum Corporation




DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
                                                     June 30,    June 30,
                                                       2005        2004
                                                    ---------   ---------
                                                      (In thousands)
                                    ASSETS
Current Assets:
 Cash and cash equivalents                          $   2,241   $   2,078
 Marketable securities available for sale               1,764         912
 Trade accounts receivable, net of allowance for
  doubtful accounts                                    10,512       9,092
 Prepaid assets                                         2,980       1,136
 Inventory                                              5,062       1,350
 Deferred tax asset                                     2,676        -
 Derivative instruments                                   378        -
 Other current assets                                   1,421         385
                                                    ---------   ---------
     Total current assets                              27,034      14,953

Property and Equipment:
 Oil and gas properties, successful efforts method
  of accounting:
   Unproved                                           101,935     136,467
  Proved                                              365,306     136,425
 Drilling equipment                                    40,031       3,965
 Other                                                 10,412       1,147
                                                    ---------   ---------
     Total property and equipment                     517,684     278,004

 Less accumulated depreciation and depletion          (44,134)    (21,665)
                                                    ---------   ---------
     Net property and equipment                       473,550     256,339
                                                    ---------   ---------
Long-term assets:
 Investment in LNG project                              1,022       1,022
 Deferred financing costs                               5,825         131
 Deferred tax assets                                    4,887        -
 Derivative instruments                                   469        -
 Other long-term assets                                   196         259
                                                    ---------   ---------
     Total long-term assets                            12,399       1,412
                                                    ---------   ---------
     Total Assets                                   $ 512,983   $ 272,704
                                                    =========   =========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
 Current portion of long-term debt                  $   3,477   $     109
 Accounts payable                                      38,151      12,326
 Other accrued liabilities                              5,281       1,855
 Derivative instruments                                 7,241        -
                                                    ---------   ---------
     Total current liabilities                         54,150      14,290

Long-term Liabilities:
 7% Senior Unsecured Notes                            149,272        -
 Credit facility                                       66,500      69,375
 Asset retirement obligation                            2,975       2,542
 Derivative instruments                                 3,620        -
 Other debt, net                                          229         255
                                                    ---------   ---------
     Total long-term liabilities                      222,596      72,172

Minority Interest                                      14,614         245

Commitments

Stockholders' Equity:
 Preferred stock, $.10 par value:
  authorized 3,000,000 shares, none issued               -           -
 Common stock, $.01 par value;
  authorized 300,000,000 shares, issued 42,017 000
  shares at June 30, 2005 and 38,447,000 shares at
  June 30, 2004                                           420         384
 Additional paid-in capital                           235,300     207,811
 Unearned compensation                                 (1,382)       -
 Accumulated other comprehensive (loss) income         (5,225)        342
 Accumulated deficit                                   (7,490)    (22,540)
                                                    ---------   ---------
     Total stockholders' equity                       221,623     185,997
                                                    ---------   ---------
     Total Liabilities and Stockholders' Equity     $ 512,983   $ 272,704
                                                    =========   =========




DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

                                                 Three Months Ended June 30,
                                                      2005         2004
                                                    ---------   ---------
                                                    (In thousands, except
                                                      per share amounts)
Revenue:
 Oil and gas sales                                  $  26,636   $  11,851
 Drilling and trucking                                  2,164        -
 Realized loss on derivative instruments, net            (523)       (193)
                                                    ---------   ---------
     Total revenue                                     28,277      11,658

Operating expenses:
 Lease operating expense                                5,105       2,036
 Transportation expense                                   290          66
 Production taxes                                       1,713         773
 Depreciation and depletion                             9,155       3,037
 Exploration expense                                    3,209         440
 Dry hole costs                                            79       1,745
 Drilling and trucking operations                       1,580         232
 Professional fees                                        752         254
 General and administrative                             4,614       2,432
                                                    ---------   ---------
     Total operating expenses                          26,497      11,015
                                                    =========   =========

Operating income                                        1,780         643

Other income and (expense):
 Other income                                            (182)         44
 Minority interest                                        299          70
 Interest and financing costs                          (3,586)       (304)
                                                    ---------   ---------
     Total other expense                               (3,469)       (190)
                                                    ---------   ---------
Income (loss) from continuing operations               (1,689)        453

Income taxes benefit:
 Current                                                 -            -
 Deferred                                              (3,325)        -
                                                    ---------   ---------
     Total income tax benefit                          (3,325)        -

Net earnings from continuing operations                 1,636         453
 Income (loss) on discontinued operations                (280)        133
                                                    ---------   ---------
     Net income                                     $   1,356   $     586
                                                    =========   =========
Basic income per common share:
 Net earnings from continuing operations            $     .04   $     .02
 Discontinued operations, net of tax                     (.01)       *
                                                    ---------   ---------
Basic net income per share                          $     .03   $     .02
                                                    =========   =========
Diluted income per common share:
 Net earnings from continuing operations            $     .04   $     .02

 Discontinued operations, net of tax                     (.01)       *
                                                    ---------   ---------
 Diluted net income per share                       $     .03   $     .02
                                                    =========   =========

* Less than $.01 per common share




DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

                                                     Years Ended June 30,
                                                      2005         2004
                                                    ---------   ---------
                                                    (In thousands, except
                                                      per share amounts)
Revenue:
 Oil and gas sales                                  $  90,871   $  37,226
 Drilling and trucking                                  4,796        -
 Realized loss on derivative instruments, net            (960)       (859)
                                                    ---------   ---------
     Total revenue                                     94,707      36,367

Operating expenses:
 Lease operating expense                               15,566       7,530
 Transportation expense                                   575         259
 Production taxes                                       6,128       1,978
 Depreciation and depletion                            23,207       9,914
 Exploration expense                                    6,155       2,406
 Dry hole costs                                         2,771       2,132
 Drilling and trucking operations                       4,666         232
 Professional fees                                      2,010       1,174
 General and administrative                            14,920       6,875
                                                    ---------   ---------
     Total operating expenses                          75,998      32,500
                                                    ---------   ---------

Operating income                                       18,709       3,867

Other income and (expense):
 Other income                                            (492)        122
 Minority interest                                      1,017          70
 Interest and financing costs                          (7,958)     (1,762)
                                                    ---------   ---------
     Total other expense                               (7,433)     (1,570)
                                                    ---------   ---------
Income from continuing operations                      11,276       2,297

Income taxes (benefit):
 Current                                                 -           -
 Deferred                                              (3,325)       -
                                                    ---------   ---------
     Total income tax (benefit)                        (3,325)       -

Net earnings from continuing operations                14,601       2,297
 Income from discontinued operations of
  properties sold, net of tax                             449         872
 Gain on sale of discontinued operations,
  net of tax                                             -          1,887
                                                    ---------   ---------
     Net income                                     $  15,050   $   5,056
                                                    =========   =========
Basic income per common share:
 Net earnings from continuing operations            $     .36   $     .09
 Discontinued operations, net of tax                      .01         .10
                                                    ---------   ---------
 Basic net income per share                         $     .37   $     .19
                                                    =========   =========
Diluted income per common share:
 Net earnings from continuing operations            $     .35   $     .08
 Discontinued operations, net of tax                      .01         .09
                                                    ---------   ---------
 Diluted net income per share                       $     .36   $     .17
                                                    =========   =========



DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Consolidated Statement of Changes in Stockholders'
Equity and Comprehensive Income (Loss)
(Unaudited)

                                                Addit-    Accumulated   Compre-
                                                ional       other       hensive
                                Common stock   paid-in   comprehensive  income      Unearned    Accumulated
                               Shares  Amount  capital   income/(loss)  (loss)    Compensation    deficit     Total
                               ------  ------  --------  -------------  --------  ------------  -----------  -------
                                                     (In thousands, except per share amounts)

Balance, July 1, 2002          22,618  $ 226   $ 76,514     $   (85)                             $(28,853)   $ 44,916

Comprehensive income:
 Net income                      -       -         -            -        $ 1,257                    1,257       1,257
 Other comprehensive income,
  net of tax
   Change in fair value of
    derivative hedging
    instruments                  -       -         -           (468)        (468)                    -           (468)
   Unrealized gain on marketable
    securities, net              -       -         -            177          177                     -            177
                                                                         -------
Comprehensive income             -       -         -            -        $   966
                                                                         -------
Stock options granted as
 compensation                    -       -          124         -                                                 124
Put option on Delta Stock        -       -       (2,886)                                                         -
Shares issued for oil and gas
 properties                       200      2        920         -                                    -            922
Shares issued for cash upon
 exercise of options              468      5        970         -                                    -            975
                               ------   ----   --------     -------                              --------    --------
Balance, June 30, 2003         23,286    233     75,642        (376)                              (27,596)     47,903

Comprehensive income:
 Net income                      -       -         -           -         $ 5,056                    5,056       5,056
 Other comprehensive gain,
  net of tax
   Change in fair value of
    derivative hedging
    instruments                  -       -         -            468          468                     -            468
   Unrealized gain on marketable
    securities, net              -       -         -            250          250                     -            250
                                                                         -------
Comprehensive income             -       -         -           -         $ 5,774
                                                                         -------
Stock options granted as
 compensation                     329    -         -                                                              329
Shares issued for cash, net    10,000    100     97,802        -                                     -         97,902
Shares issued for oil and gas
 properties                     3,728     37     30,489        -                                     -         30,526
Shares issued for cash upon
 exercise of options            1,433     14      3,549        -                                     -          3,563
                               ------   ----   --------     -------                              --------    --------
Balance, June 30, 2004         38,447    384   $207,811         342                               (22,540)    185,997

Comprehensive income:
 Net income                      -       -         -           -         $15,050                   15,050      15,050
 Other comprehensive gain,
  net of tax
   Change in fair value of
    derivative hedging
    instruments, net of tax
    benefit of $3,722            -       -         -         (5,961)      (5,961)                    -         (5,961)
   Unrealized gain on marketable
    securities, net of tax of
    $458                         -       -         -            394          394                     -            394
                                                                         -------
Comprehensive income             -       -         -           -         $ 9,483
                                                                         -------
Shares issued for oil and gas
 properties                     1,571     16     22,175        -                                     -         22,191
Shares issued for equipment       131      1      1,892        -                                     -          1,893
Shares issued for cash upon
 exercise of options, net       1,793     18        114        -                                     -            132
Tax benefit for options
 exercised                       -       -        1,255        -                                     -          1,255
Amortization of unearned
 compensation                    -       -         -           -                    $   672          -            672
Issuance of options below
 market                          -       -          346        -                       (346)         -           -
Issuance of restricted options     75      1      1,707        -                     (1,708)         -           -
                               ------   ----   --------     -------                 -------      --------    --------
Balance, June 30, 2005         42,017   $420   $235,300     $(5,225)                $(1,382)     $ (7,490)   $221,623
                               ======   ====   ========     =======                 =======      ========    ========




DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

                                                     Years Ended June 30,
                                                      2005         2004
                                                    ---------   ---------
                                                        (In thousands)
Cash flows operating activities:
  Net income                                        $  15,050   $   5,056
  Adjustments to reconcile net income to cash
   used in operating activities:
    Depreciation and depletion                         22,954       9,854
    Depreciation and depletion - discontinued
     operations                                           208         328
    Accretion of abandonment obligation                   253          60
    Stock compensation expense                            672         329
    Amortization of financing costs                       858         324
    Minority interest                                  (1,017)        (70)
    Gain on sale of oil and gas properties               -         (1,887)
    Unrealized loss on derivative instruments, net        331        -
    Deferred income tax benefit, net                   (3,045)       -
    Other                                                 394        -
Net changes in operating assets and operating
 liabilities:
  Increase in trade accounts receivable                (1,586)     (4,878)
  Increase in prepaid assets                           (1,844)       (372)
  Increase in inventory                                (5,062)     (1,350)
  (Increase) decrease in other current assets            (225)        205
  Increase in accounts payable                         14,004       1,361
  Increase in other accrued liabilities                 2,917         663
                                                    ---------   ---------
Net cash provided by operating activities              44,862       9,623
                                                    ---------   ---------
Cash flows from investing activities:
 Additions to property and equipment, net            (186,669)   (158,504)
 Additions to drilling and trucking equipment, net    (30,797)       -
 Proceeds from sale of oil and gas properties          18,721      10,787
 Minority interest contributions                       14,800         315
 Payment on investment transaction                       -         (1,022)
 Increase (decrease) in long term assets                   63         (14)
                                                    ---------   ---------
Net cash used in investing activities                (183,882)   (148,438)

Cash flows from financing activities:
 Stock issued for cash upon exercise of options           132       3,563
 Issuance of common stock for cash                       -         97,902
 Proceeds from borrowings                             361,016      69,979
 Payment of financing fees                             (7,370)       (368)
 Repayment of borrowings                             (214,595)    (32,454)
                                                    ---------   ---------
Net cash provided by financing activities             139,183     138,622
                                                    ---------   ---------
Net increase (decrease) in cash and cash
 equivalents                                              163        (193)
                                                    ---------   ---------
Cash at beginning of period                             2,078       2,271
                                                    ---------   ---------
Cash at end of period                               $   2,241   $   2,078
                                                    =========   =========

Supplemental cash flow information -
 Cash paid for interest and financing costs         $  11,240   $   1,818
                                                    =========   =========
Non-cash financing activities:
 Common stock issued for the purchase of oil
  and gas properties                                $  22,191   $  30,526
                                                    =========   =========
Common stock issued for the purchase of
 drilling equipment                                 $   1,893   $    -
                                                    =========   =========




                         Delta Petroleum Corporation
            Unaudited Reconciliation of Net Income to "EBITDAX"


                                                     Years Ended June 30,
                                                       2005        2004
                                                    ---------   ---------
                                                        (In thousands)

Net income                                          $  15,050   $   5,056

Interest and financing costs                            7,958       1,762

Income tax benefit, net                                (3,045)       -

Depreciation, depletion and amortization               23,185      10,182

Accretion of abandonment retirement obligation            253          60

Exploration and dry hole costs                          8,926       4,538

Unrealized loss on derivatives                            331        -
                                                    ---------   ---------
EBITDAX                                             $  52,658   $  21,598
                                                    =========   =========


Note: "EBITDAX" is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, adjusted for interest expense, income tax expense (benefit), depreciation and depletion, unrealized loss on derivatives, accretion of asset retirement obligations and amortization and other. This reconciliation is provided in accordance with applicable rules adopted by the Securities and Exchange Commission. "EBITDAX" is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered in isolation or construed as a substitute for net income or other operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States for purposes of analyzing our profitability or liquidity. In addition, not all funds depicted by "EBITDAX" are available for management's discretionary use but are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments as described in more detail in the Company's Form 10-K for the year ended June 30, 2005 to be filed with the Securities and Exchange Commission. "EBITDAX" as calculated above may not be comparable to similarly titled measures reported by other companies.